Exhibit 10.3

MILL SERVICES CORPORATION

c/o Wellspring Capital Management Partners, L.P.

Lever House

390 Park Avenue

New York, New York 10022

February 7, 2005

Re: Grant of Stock Options

Dear                 :

We are pleased to inform you that you have been granted options to purchase 250 shares of common stock of Mill Services Corporation (the “Company”), effective December 21, 2004 (the “Date of Grant”). As further described below, the options have varying features relating to vesting and are denominated as “service-based” and “performance-based”, and are collectively referred to as the “Options”. The Options are granted pursuant to the Company’s Stock Option Plan (the “Plan”), a copy of which is attached, and are subject in all respects to the provisions of the Plan, except as specifically modified hereby. Capitalized terms not otherwise defined in the text are defined in the Plan.

1.	Service-Based Option: The key terms of the service-based option are as follows:

(a)	Number of Shares. 125

(b)	Exercise Price per Share. $100.00

(c)	Vesting. This option will vest in four equal annual installments on each of the first four anniversaries of the Date of Grant, provided that the option will become fully vested upon a Change in Control. If your employment with the Company is terminated by the Company other than for Cause and other than on account of your Disability, or is terminated by you for Good Reason (as defined in any effective employment agreement between you and the Company), then the annual installment that would have next vested following such termination of employment will become vested upon such termination of employment.

2.	Performance-Based Option: The key terms of the performance-based option are as follows:

(a)	Number of Shares. 125

(b)	Exercise Price per Share. $100.00

(c)	Vesting.

(i)	Except as provided in clause (ii) below, the performance-based option will vest only upon a Wellspring Liquidity Event, and only if the Wellspring IRR calculated immediately thereafter exceeds 25%, provided that if such vesting, along with the vesting of all other employee options granted under the Plan, would cause the Wellspring IRR to drop below 25%, then such vesting of your performance-based option, as well as similar options granted to other employees under the Plan, will be scaled back in a fair and equitable manner as determined in the discretion of the Option Committee so that the Wellspring IRR does not drop below 25%.

(ii)	If after an initial public offering of the Shares (whether or not Wellspring disposes any of its Shares) the average closing price of the Shares over any 30 day consecutive trading day period is such that if Wellspring sold all of its Shares at such average price, the Wellspring IRR would exceed 25%, then this option will vest on the same four-year vesting schedule as the service-based option, with retroactive vesting starting from the Date of Grant.

(d)	Definitions.

(i)	“Wellspring IRR” shall equal the discount rate (compounded annually) which causes (i) the present value as of October 26, 2004 of all amounts received by Wellspring in respect of their Shares or in the form of management fees paid by the Company and its subsidiaries, to equal (ii) the present value as of October 26, 2004 of all investments in the Company made by Wellspring and its Affiliates. For purposes of calculating amounts received by Wellspring, the present value of any contingent or delayed consideration will be deemed to have been paid at the time of consummation of the Wellspring Liquidity Event, such present value to be determined by Wellspring in good faith taking into account such factors as it determines are relevant, including both the time and probability of payment of such consideration.

(ii)	“Wellspring Liquidity Event” means a sale or other disposition by Wellspring and its Affiliates of Shares in one or more transactions (including, without limitation, by stock sale, redemption or buy back, merger, consolidation or otherwise) after which the number of Shares held by Wellspring is less than 50% of the maximum number of Shares (as adjusted in the same manner that adjustments are made under Section 7 of the Plan) that Wellspring owned at any time since October 26, 2004. In the event of one or more transactions not involving a sale or disposition of Shares by Wellspring or its Affiliates, but constituting a material payment to them in respect of their Shares, such as an extraordinary dividend or distribution, then the Option Committee shall consider, in its sole discretion, whether all or any portion of the performance based option should vest.

3.	Termination of the Options: The Options will terminate as provided in Section 5 of the Plan.

4.	Federal Taxes: The Options granted to you are treated as “nonqualified options” for federal tax purposes, which means that when you exercise, the excess of the value of the Shares issued on exercise over the exercise price paid for the Shares is income to you, subject to wage-based withholding and reporting. When you sell the Shares acquired upon exercise, the excess (or shortfall) between the amount you receive upon the sale and the value of the shares at the time of exercise is treated as capital gain (or loss). State and local taxes may also apply. You should consult your personal tax advisor for more information concerning the tax treatment of your Options.

We have also attached a valuation summary which shows the potential pre-strike price value of your options in each of three scenarios, from low to mid to high. Each scenario shows a projected valuation in year five (5).

The financial projections and other forward-looking statements relating to the prospects of the Company may be adversely affected by numerous events; and, therefore, the Company’s actual results may differ materially from the projections and other forward-looking statements. There can be no assurances that such expectations and assumptions will prove to be correct. In addition, there can be no assurance as to the actual holding period which may be longer or shorter than five (5) years.

We are excited to give you this opportunity to share in our future success. Please indicate your acceptance of this option grant and the terms of the Plan by signing and returning a copy of this letter in the enclosed postage paid envelope.

Sincerely,

MILL SERVICES CORPORATION

By

Agreed to and Accepted by:

3

Illustrative Option Valuation Summary (values as of 2009)*

Manager	No. of Options	Case 1		Case 2		Case 3
		($ in millions, except per option values)		($ in millions, except per option values)		($ in millions, except per option values)
	250	PF EBITDA	$98.9	PF EBITDA	$120.0	PF EBITDA	$140.4

		Enterprise Value	$741.5	Enterprise Value	$899.9	Enterprise Value	$1,053.1

		Equity Value	$640.0	Equity Value	$803.2	Equity Value	$1,003.2

		Gross Value of Each Option	$640.04	Gross Value of Each Option	$803.21	Gross Value of Each Option	$1,003.25

		Pre-Strike Price Value for: R. English	$160,010	Pre-Strike Price Value for: R. English	$200,803	Pre-Strike Price Value for: R. English	$250,812

*	The cases above assume the following (please refer to the aforementioned conditions in addition to these assumptions):
The Company is held for 5 years, during which all time-vesting requirements have been fully satisfied.
The Wellspring IRR threshold has been met.
No changes have been made to the capital structure of the Company since February 3, 2005.
The financial projections and other forward-looking statements relating to the prospects of the Company may be adversely affected by numerous events; and, therefore, the Company’s actual results may differ materially from the projections and other forward-looking statements. There can be no assurances that such expectations and assumptions will prove to be correct. In addition, there can be no assurance as to the actual holding period which may be longer or shorter than five (5) years.